UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2019

Egalet Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-36295	46-3575334
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

(610) 833-4200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.03.  Bankruptcy or Receivership

As previously reported, on October 30, 2018, Egalet Corporation (the “Company” or “Egalet Corp.”) and its wholly-owned subsidiaries (collectively with the Company, the “Debtors”), filed a Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”).  The Debtors’ Chapter 11 cases are being administered jointly under the caption In re Egalet Corporation, et al., Case No. 18-12439 (the “Chapter 11 Cases”).

On January 14, 2019, the Court entered an order (the “Confirmation Order”) confirming the Debtors’ First Amended Joint Plan of Reorganization, as Modified (as amended, supplemented and otherwise modified from time to time, the “Plan”) under Chapter 11 of the Bankruptcy Code. The Debtors expect that the Effective Date of the Plan will occur as soon as all conditions precedent to the Plan have been satisfied including, without limitation, the substantially concurrent consummation of the Iroko Acquisition (as defined below).  Although the Debtors are targeting occurrence of the Effective Date on [January 31], 2019, the Debtors can make no assurances as to when, or if, the Plan will become effective.  It is also possible that technical amendments could be made to the Plan.

The Plan provides for, among other things: (i) payment in full, in cash, of all administrative claims,  statutory fees, professional fee claims and certain priority claims, other secured claims, and general unsecured claims on or as soon as practicable after the Effective Date or in the ordinary course of business, subject to the reorganized company’s claims and defenses; (ii) the cancellation on the Effective Date of all of Egalet Corp.’s common stock and all other equity interests in Egalet Corp.; (iii) the conversion on the Effective Date of approximately $80.0 million of claims (the “First Lien Secured Notes Claims”) related to Egalet Corp.’s existing 13% Senior Secured Notes (the “Existing 13% Notes”) into (1) $50.0 million in aggregate principal amount of new 13% Senior Secured Notes to be issued on the Effective Date, (2) a number of shares of common stock of reorganized Egalet Corp. (“New Egalet Common Stock”) representing, in the aggregate, 19.38% of the New Egalet Common Stock outstanding as of the Effective Date (subject to dilution only on account of the Management Incentive Plan (as defined below)) (the “First Lien Equity Distribution”), (3) $20.0 million in cash less certain amounts related to adequate protection payments, and (4) cash in an amount equal to certain unpaid fees and expenses of the trustee under the indenture governing the Existing 13% Notes; (iv) the conversion on the Effective Date of $48.6 million of claims (the “Convertible Notes Claims”) related to Egalet Corp.’s existing 5.50% Convertible Senior Notes due 2020 and its existing 6.50% Convertible Senior Notes due 2023 into a number of shares of New Egalet Common Stock representing, in the aggregate, 31.62% of the New Egalet Common Stock as of the Effective Date (subject to dilution only on account of the Management Incentive Plan); (v) if approved by the new board of directors of reorganized Egalet Corporation, the implementation of a customary incentive plan for Egalet Corp. management pursuant to which 10.0% of the New Egalet Common Stock outstanding as of the Effective Date on a fully-diluted basis shall be reserved for participants on the terms set forth therein and as otherwise determined by the Company’s board of directors after the Effective Date (the “Management Incentive Plan”); (vi) the consummation on the Effective Date of the transactions contemplated by that certain Asset Purchase Agreement, dated October 30, 2018 (the “Purchase Agreement”) by and among Egalet Corp., Egalet US and Iroko Pharmaceuticals Inc. (“Iroko”) pursuant to which, upon the terms and subject to the conditions set forth therein, Egalet US will acquire certain assets and rights of Iroko, referred to in the Purchase Agreement as the “Transferred Assets,” and assume certain liabilities of Iroko, referred to in the Purchase Agreement as the “Assumed Liabilities,” including assets related to Iroko’s marketed products VIVLODEX®, TIVORBEX®, ZORVOLEX®  and INDOCIN® (indomethacin) oral suspension and suppositories (such transactions, the “Iroko Acquisition”); and (vii) discharge, release, exculpation and injunction provisions for the benefit of the Debtors’, certain of the Debtors’ claimholders and certain other parties in interest, each in their capacities as such, from various claims and causes of action.

The foregoing is a summary of the material terms of the Plan, highlights only certain substantive provisions of the Plan, is not intended to be a complete description of the Plan and is qualified in its entirety by reference to the full text of the Plan and the Confirmation Order, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	Debtors’ First Amended Joint Plan of Reorganization, filed with the Court on January 10, 2018
99.2	Order Confirming Debtors’ First Amended Joint Plan of Reorganization, dated January 14, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2019	Egalet Corporation

	By:	/s/ Robert Radie
Name: Robert Radie
Title: President and Chief Executive Officer